Exhibit 1

NEWS RELEASE

North American Palladium Commences Shaft Hoisting at Lac des Iles

Defers Phase II Expansion at Depth to Pursue Lower Cost Lateral Growth Opportunities

Toronto, Ontario, October 21, 2013 – North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (NYSE MKT: PAL) is pleased to announce that it has begun hoisting material through the new shaft at its Lac des Iles (“LDI”) palladium mine in northern Ontario. The production, service and auxiliary hoists are now fully operational and the skipping system has been successfully tested with full loads of material.

The complete commissioning of the shaft ore handling system, including the crusher and loading pocket, is on target for completion later in October, following which production is expected to be predominately transitioned from ramp to shaft haulage. This will effectively mark the completion of the mine’s Phase I expansion, enabling NAP to benefit from increased production at a reduced cash cost per ounce.

The Company maintains its target of increasing its underground mining production rate to over 3,000 tonnes per day from the underground Offset Zone during the fourth quarter, with plans to further increase the daily mining rate in 2014.

“The first skip of our new production shaft marks a very significant milestone for North American Palladium, positioning the Company for improved operating margins and a return to profitability in 2014,” said Phil du Toit, NAP’s President and Chief Executive Officer. “On behalf of the Company, I wish to thank all of our employees and contractors for their dedication and hard work during the challenging transition period, and express my appreciation to our investors whose financial support made this milestone possible.”

The new production shaft is approximately 825 metres deep with a maximum hoisting capacity of 8,000 tonnes per day which will eliminate the production bottleneck currently imposed by the long truck haulage system. It is 6 metres in diameter and concrete-lined, with a conventional back leg headframe equipped with a production hoist, a service hoist, and an auxiliary hoist.

The Company also announced it is deferring Phase II of the shaft expansion at depth. Preliminary indications from management’s ongoing review of its development strategy suggest that lower cost opportunities may be available for exploitation, allowing NAP to defer Phase II capital spending, while still enabling LDI to achieve production growth of up to 250,000 ounces by 2015.

The Company plans to provide an update on its shaft commissioning, development prospects, and growth opportunities at its Investor Day to be held later today at 12:00 pm EST in Toronto. A live and archived webcast of the event will be available at NAP’s website at www.nap.com.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (“LDI”) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, and is currently undergoing a major expansion to increase production and reduce cash costs per ounce. The Company’s shares trade on the NYSE MKT under the symbol PAL and on the TSX under the symbol PDL.

www.nap.com

For further information please contact:

Camilla Bartosiewicz

Director, Investor Relations and Corporate Communications

Telephone: 416-360-7374

Email: camilla@nap.com

Cautionary Statement on Forward-Looking Information:

Certain information included in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’, ‘target’, and similar expressions identify forward-looking statements. Such statements include, without limitation, any information as to the Company’s strategy, plans or future operating performance, such as the Company’s expansion plans including the LDI mine expansion, project timelines, and other statements that express management’s expectations or estimates of future performance. The Company cautions the reader that such forward-looking statements involve known and unknown risks that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: inherent risks associated with development and mining including risks to the LDI mine expansion timeline and the risk that the Offset Zone may not be successfully developed. Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release, which may prove to be incorrect, include, but are not limited to, that there will be no material delays in the timing of ongoing projects, and that there will be no material delays related to commissioning equipment including the shaft. The forward-looking statements are not guarantees of future performance. For more details on the factors, assumptions and risks see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

www.nap.com

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